UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/26/2014

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3030 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

408-822-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 26, 2014, Fairchild Semiconductor International, Inc., Fairchild Semiconductor Corporation and certain of their domestic subsidiaries (collectively "Fairchild") entered into a new $400 million, five-year senior secured revolving credit facility (the "Facility"). The Facility primarily consists of the Credit Agreement dated as of September 26, 2014 among Fairchild, the lenders named therein and Bank of America, NA, as administrative agent. At closing, Fairchild paid off all indebtedness under its prior credit facility using approximately $200 million of the proceeds provided by the new Facility. The prior credit facility was terminated concurrent with the closing of the Facility.

The Facility includes the following features: $400 million five year revolving credit facility; $50 million sublimit for the issuance of standby letters of credit; $20 million sublimit for swing line loans.

Fairchild may from time to time increase the Facility by the addition of one or more tranches of incremental loans in the form of either (i) incremental term loan facilities or, (ii) incremental increases in the revolving credit facility (an "Incremental Facility"). An Incremental Facility only requires the consent of those lenders that agree to participate in the Incremental Facility and is subject to the following conditions: (a) the aggregate principal amount of all Incremental Facilities shall not exceed $300 million; (b) no default or event of default under the loan documentation shall exist; (c) Fairchild shall be in pro forma compliance with the financial covenants set forth in the Credit Agreement after giving effect to such Incremental Facility.

Fairchild's obligations under the Facility are guaranteed by certain of its domestic subsidiaries and are secured by a pledge of 100% of the equity interests in the company's material domestic subsidiaries and 65% of the equity interests of certain of the company's first-tier non-U.S. subsidiaries. Additionally, the Credit Agreement contains affirmative and negative covenants that are customary for a senior secured credit agreement of this nature. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments, loans, guarantees and transactions with the company's affiliates. The Credit Agreement contains only two financial covenants: (i) a maximum leverage ratio of total consolidated indebtedness to adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA") for the trailing four consecutive quarters of 3.25 to 1.00 and (ii) a minimum interest coverage ratio of adjusted EBITDA to consolidated interest expense for the trailing four consecutive quarters of at least 3.0 to 1.0. Interest expenses and commitment fees for the Facility are determined on a sliding scale and are based upon the Fairchild's then current leverage ratio. For Eurodollar rate loans, interest expenses range from LIBOR plus 1.25% to a maximum rate of LIBOR plus 2.00%. Unused commitment fees are calculated as a percentage of the entire Facility and range between .20% at the low end of the range to a maximum rate of 0.35%.

The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the company's quarterly report on Form 10-Q for the quarter ended September 26, 2014.

Item 1.02.    Termination of a Material Definitive Agreement

Concurrent with Fairchild's entry into the new Facility as described in Item 1.01 above, the company terminated its previous credit facility, dated as of May 20, 2011 between Fairchild and JPMorgan Chase Bank, N.A., as Administrative Agent (the "2011 Credit Agreement"). On September 26, 2014, Fairchild paid all principal outstanding and interest due under the 2011 Credit Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference in this Item 2.03.

Item 8.01.    Other Events

On October 2, 2014, Fairchild issued a press release announcing entry into the New Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

d)                Exhibits
                Exhibit Number                Description
                99.01                                Press Release dated October 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: October 02, 2014	By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.01	Press Release dated October 2, 2014